SCHEDULE 14A INFORMATION STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                          PRE-PAID LEGAL SERVICES, INC.
                (Name of Registrant as Specified in its Charter)


                                 NOT APPLICABLE
       (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

    (1) Title of each class of securities to which transaction applies:________.

    (2) Aggregate number of securities to which transaction applies:___________.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ___________________.

    (4) Proposed maximum aggregate value of transaction:_________________.

    (5) Total fee paid: ___________________.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: __________________.

     (2) Form, Schedule or Registration Statement No.: _________________.

     (3) Filing Party: __________________________.

     (4) Date Filed: ___________________________.



                          PRE-PAID LEGAL SERVICES, INC.
                              321 East Main Street
                                  P. 0. Box 145
                            Ada, Oklahoma 74821-0145


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE HOLDERS OF SHARES OF COMMON STOCK:

     The Annual Meeting of Shareholders of PRE-PAID LEGAL SERVICES, INC. (the "Company") will be held in the Seminar Center at Pontotoc Technology Center at 601 West 33rd Street in Ada, Oklahoma, on Thursday, May 29, 2003, at 1:00 p.m., local time, for the following purposes:

     (1)  To elect two members to the Company's Board of Directors.

     (2) To approve the amendment of the Company's Stock Option Plan to increase the maximum number of shares of Common Stock in respect of which options may be granted under the Stock Option Plan from 2,000,000 shares to 3,000,000 shares and to extend the termination date of the Stock Option Plan from December 12, 2005 to December 12, 2012.

     (3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the bylaws.

     Shareholders of record of Common Stock at the close of business on April 4, 2003 are entitled to notice of, and to vote on all matters at, the Annual Meeting. A list of all shareholders will be available for inspection at the Annual Meeting and, during normal business hours the ten days prior thereto, at the offices of the Company, 321 East Main Street, Ada, Oklahoma.


                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ KATHRYN WALDEN
                                   ----------------------------------
                                   Kathryn Walden, Secretary


Ada, Oklahoma
April 14, 2003

Please vote by telephone or by using the Internet as instructed on the enclosed Proxy Card or complete, sign and date the enclosed Proxy Card and return it promptly in the envelope enclosed for that purpose. You may nevertheless vote in person if you do attend the meeting.





                                 PROXY STATEMENT
                          PRE-PAID LEGAL SERVICES, INC.
                              321 East Main Street
                                  P. 0. Box 145
                            Ada, Oklahoma 74821-0145

                       2003 ANNUAL MEETING OF SHAREHOLDERS

     The following information is furnished in connection with the 2003 Annual Meeting of Shareholders of PRE-PAID LEGAL SERVICES, INC. (the "Company") to be held in the Seminar Center at Pontotoc Technology Center at 601 West 33rd Street in Ada, Oklahoma, on Thursday, May 29, 2003, at 1:00 p.m., local time. This Proxy Statement and accompanying materials will be mailed on or about April 14, 2003 to holders of record of Common Stock as of the record date.

     The record date for determining shareholders entitled to notice of the Annual Meeting and to vote has been established as the close of business on April 4, 2003. On that date, the Company had 17,835,726 shares of Common Stock, par value $.01 per share, outstanding and eligible to vote, exclusive of treasury stock. Holders of record of the Company's Common Stock on the record date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

     The Board of Directors of the Company is soliciting the enclosed proxy. All costs of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone, telecopy or personal interview by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company will, upon request, reimburse such persons for their reasonable expenses in forwarding proxy materials to beneficial owners.

     Any shareholder returning the accompanying proxy or voting by telephone or the Internet may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, (c) voting by telephone or using the Internet as instructed below (your latest telephone or Internet proxy is counted) or (d) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to PRE-PAID LEGAL SERVICES, INC., P. O. Box 145, Ada, Oklahoma 74821-0145, Attention: Kathryn Walden, Secretary.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of six members and is divided into three classes equal in size, with the term of office of one class expiring each year. The Board of Directors has nominated and proposes that John
W. Hail, whose term as a director expires as of the Annual Meeting of Shareholders for 2003, be re-elected for a three-year term as a director, and Steven R. Hague, a nominee for election to the Board of Directors, be elected for a three-year term as a director.

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received by the Board of Directors of the Company will be voted, in the absence of instructions to the contrary, FOR the re-election of John W. Hail and the election of Steven R. Hague to the Board of Directors.

     Should the nominees for election to the Board of Directors be unable to serve for any reason, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees in which event all proxies received without instructions will be voted for the election of such substitute nominees. However, to the best knowledge of the Board of Directors of the Company, the named nominees will serve if elected.

     The following is certain information about each director and nominee for director of the Company:

                                                                                     Existing
                Name                          Age            Director Since        Term Expires
----------------------------               --------          --------------        ------------
John W. Hail                                  72                  1998                 2003
Peter K. Grunebaum                            69                  1980                 2004
Randy Harp                                    47                  1990                 2004
Harland C. Stonecipher                        64                  1976                 2005
Martin H. Belsky                              58                  1998                 2005
Steven R. Hague                               58                   NA                   NA

John W. Hail
     John W. Hail is the founder of Advantage Marketing Systems, Inc. and has served as Chief Executive Officer and Chairman of the Board of Directors of Advantage Marketing Systems, Inc. since its inception in June 1988. From July 1986 through May 1988, Mr. Hail served as Executive Vice President, Director and Agency Director of the Company and also served as Chairman of the Board of Directors of TVC Marketing, Inc., which was the exclusive marketing agent of the Company from April 1984 through September 1985. Mr. Hail also serves as a director of Duraswitch Industries, Inc.

Peter K. Grunebaum
     Mr. Grunebaum is currently Managing Director of Fortrend International, an investment firm headquartered in New York, New York, a position he has held since 1989.

Randy Harp
     Mr. Harp was named Chief Financial Officer in March 1990 and served in that capacity until May 2000 and has served as Chief Operating Officer since March 1996. Mr. Harp is a Certified Public Accountant.

Harland C. Stonecipher
     Mr. Stonecipher has been the Chairman of the Board of Directors of the Company since its organization in 1976 and served as Chief Executive Officer until March 1996 and since February 1997. Mr. Stonecipher also served as President of the Company at various times through January 1995 and since December 2002. Mr. Stonecipher also serves as an executive officer of various subsidiaries of the Company and as a director of Advantage Marketing Systems, Inc. Mr. Stonecipher is employed pursuant to an employment agreement which, unless sooner terminated, expires on June 30, 2003, subject to automatic renewal for successive one-year periods unless either party gives at least 30 days notice of an election to terminate.

Martin H. Belsky
     Mr. Belsky, currently Dean and Professor of Law at the University of Tulsa College of Law, teaches courses in constitutional law, ethics, international law, and oceans policy. Previously, Mr. Belsky was Dean and Professor of Law at Albany Law School from 1986 to 1995.

Steven R. Hague
     Steven R. Hague has been a partner at One Source Advisors since 1999. One Source Advisors is a management and actuarial consulting firm that provides services related to product development; merger, acquisition and venture development; bank insurance development and analysis; operational performance analysis and financial reporting and forecasting. Previously Mr. Hague was Chief Executive Officer of American Southwest Holding Company from 1998 to 1999 and
President and CEO of Bankers Protective Life Insurance Company from 1993 to 1997. Mr. Hague has been nominated to serve as a director of Advantage Marketing Systems, Inc.

Board Meetings and Committees

     The Board of Directors held four meetings during the year ended December 31, 2002 and acted by unanimous consent four times. During such year all directors listed above attended at least 75% of the meetings of the full Board and the committees on which they served.

     The Board of Directors has established an Executive Committee currently consisting of Messrs. Stonecipher, Harp and Grunebaum and an Audit Committee currently consisting of Messrs. Grunebaum and Belsky. The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by law. The Audit Committee makes recommendations to the Board of Directors concerning the selection of and oversees the Company's relationship with its independent auditors and reviews with the independent auditors the scope and results of the annual audit. The Audit Committee also reviews financial statements and reports including proxy statements, Forms 10-K and Forms 10-Q, reviews all significant financial reporting issues and practices and monitors internal control policies. Each of the members of the Audit Committee meets the independence standards of the New York Stock Exchange. The Audit Committee held five meetings during 2002.

     Additionally, during 2002, the Board of Directors formed a nominating committee and a compensation committee, both currently consisting of Messrs. Grunebaum and Belsky. The nominating committee is designed to assist the full Board of Directors in selecting individuals for service on the Board of Directors and evaluating their performance. The compensation committee was designed to evaluate and recommend the compensation of the executive officers of the Company to assure they are compensated effectively in a manner consistent with the overall objectives of the Company and to communicate the Company's compensation policies and the reasoning behind such policies to shareholders. Both of these committees were designed to consist of two or more independent directors as defined in and determined pursuant to the corporate governance policies of the New York Stock Exchange. Members of these committees are elected by the Board of Directors annually for one-year terms, or until their successors shall be duly elected and qualified. During 2002, the nominating committee did not meet and the compensation committee met one time.

Compensation of Directors

     Directors who are also employees of the Company or its subsidiaries receive no additional compensation for their services as directors. Non-employee directors of the Company receive $500 per board and committee meeting attended. Under the Company's Stock Option Plan, each non-employee director also receives on March 1 of each year options to purchase 10,000 shares of Common Stock. These options are immediately exercisable as of the date of grant as to one-fourth of the shares covered by the options and vest in additional one-fourth increments on the following June 1st, September 1st and December 1st in the year of grant, subject to continued service by the non-employee director during such periods. Options granted to non-employee directors under the Stock Option Plan have an exercise price equal to the closing price of the Common Stock on the date of grant as reported by the New York Stock Exchange and expire five years from the date of grant. Additionally, Martin H. Belsky receives a consulting fee, not to exceed $6,000 annually, for his consulting services, primarily related to the relationship between the Company and its provider law firms. The Board of Directors has considered such compensation and determined that such arrangement does not impair his judgment or independence.

     The Board of Directors recommends that the shareholders vote "FOR" the re-election of John W. Hail and the election of Steven R. Hague to the Board of Directors.


                                  PROPOSAL TWO
        APPROVAL OF AMENDMENT TO INCREASE SHARES UNDER STOCK OPTION PLAN
           AND TO EXTEND THE TERMINATION DATE OF THE STOCKOPTION PLAN

     The Company's Stock Option Plan (the "Plan") is intended to promote and advance the interests of the Company and its shareholders by providing a means for the Company to encourage stock ownership by directors, officers and employees of the Company and its subsidiaries in order to increase the proprietary interests of such persons in the growth and financial success of the Company. The Plan was originally adopted by the Board and approved by shareholders in 1995. In May 2000, the Plan was amended to increase the number of shares authorized under the Plan from 1,000,000 to 2,000,000 shares. The Plan currently expires in December 2005.

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Plan to increase the maximum number of shares of Common Stock in respect of which options may be granted under the Plan from 2,000,000 shares to 3,000,000 shares and to extend the Plan until December 12, 2012. The amendment was adopted in order to ensure that the Company will continue to have appropriate equity incentive compensation opportunities for its directors, officers, and employees. The Board of Directors considers the Company's ability to offer competitive compensation opportunities, including long-term equity based compensation in the form of stock options, as an important component of the Company's management retention and strategy. Because it is necessary to amend the Plan to authorize additional shares, the Board believes it is a convenient time to extend the term of the Plan to avoid having to do so in 2004 or 2005.

Description of the Plan

     Administration. The Plan is administered by the Board of Directors of the Company. The Board has the authority to appoint a committee ("Committee") of not less than two members of the Board to administer the Plan and to make determinations concerning the granting of options thereunder. The Board may appoint and remove members of the Committee as it sees fit from time to time. The Board or Committee has sole authority to determine the persons who shall participate in the Plan and the extent of their participation and to construe and interpret provisions of the Plan and any option granted thereunder. No member of the Board or Committee will be liable for any action or determination made in good faith, and such members will be entitled to indemnification and reimbursement in the manner provided in the Company's Certificate of Incorporation, or as otherwise permitted by law.

     Shares Subject to the Plan. The maximum number of shares of Common Stock reserved for issuance under the Plan and in respect of which options may be granted pursuant to the terms of the Plan will be increased by the proposed amendment from 2,000,000 shares to 3,000,000 shares. These shares consist of authorized but unissued shares or treasury shares held by the Company. This number is subject to appropriate equitable adjustment in the event of any subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company. In the event that any outstanding option under the Plan for any reason expires or is terminated prior to the end of the period during which options may be granted, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to options granted under the Plan.

     Eligibility. Persons eligible to participate in the Plan consist of such directors, officers and employees of the Company and its subsidiaries as the Board or Committee may determine from time to time. There is no limit to the total number of eligible persons to whom options may be granted under the Plan. The Board or Committee will determine in accordance with the Plan the persons to whom option awards are granted, the size of any option awards and the conditions applicable thereto.

     Exercise of Options. Options may be exercised solely by the optionee during the optionee's lifetime at the rate of 20% of the number of shares covered thereby per year beginning one year from the date of grant, unless otherwise provided by the Board or Committee at the time the option is granted. After becoming exercisable, options granted under the Plan may be exercised, in whole or in part, at any time prior to the expiration or termination of the options. The exercise price of options granted under the Plan is determined by the Board or the Committee, but may not be less than the fair market value of the Common Stock on the date of grant of the option. The exercise price of options granted under the Plan must be paid upon the exercise of the option and may be paid in cash or, if so determined by the Board or the Committee, the exercise price may be paid in property or installment payments.

     Nontransferability. Options granted under the Plan are not assignable or transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Effect of Death, Termination of Employment and Retirement. If an optionee dies while employed by the Company at a time when the optionee is entitled to exercise an option granted pursuant to the Plan, then at any time or times within 12 months after the optionee's death the options may be exercised by the optionee's estate, personal representative, beneficiary or other person upon whom such right devolves by will or the laws of descent and distribution, and except as so exercised, will expire at the end of such 12-month period. If the optionee's employment is terminated as a result of a violation of law or for cause, the optionee's options whether or not then exercisable will terminate immediately. If the termination is for a reason other than a violation of law or for cause, the optionee will have the right to exercise his or her options at any time within 30 days after such termination, except if the termination is as a result of retirement as described below. In the event an optionee's termination of employment is as a result of retirement with the consent of the Company, the optionee will have the right to exercise his or her option within three months after retirement to the extent exercisable on the day of retirement. However, in any event, no option may be exercised after its expiration date set forth in the applicable option agreement.

     Option Awards to Non-Employee Directors. Each member of the Board of Directors who is not an employee of the Company (a "Non-Employee Director") is eligible to receive option grants under the Plan on the same basis as other eligible persons. In addition, each Non-Employee Director receives annual grants of stock options to purchase 10,000 shares of Common Stock on March 1st of each year during the term of the Plan, subject to there being at the time of any such grant sufficient remaining shares of Common Stock available for awards under the Plan. The purchase price for each share placed under an annual option grant for a Non-Employee Director is equal to 100% of the fair market value of such share on the date the option is granted. No options will be granted to a Non-Employee Director after any date that the Non-Employee Director ceases to be a director of the Company. All stock options granted to a Non-Employee Director shall consist of options that do not qualify as incentive stock options under the Code.

     Except as otherwise provided in the Plan, the annual option grants to Non-Employee Directors are fully vested and immediately exercisable as to 2,500 shares on the date of grant and will become vested and exercisable in additional increments of 2,500 shares on June 1, September 1, and December 1 in the year the option is granted; provided however, that it is a condition to the vesting of each incremental portion of the option that the Non-Employee Director continue to be a Non-Employee Director of the Company through the applicable vesting date. The period during which such Non-Employee Director options may be exercised is 5 years from the date of grant, subject to earlier termination as provided in the Plan.

     Recapitalization or Reorganization. In the event of a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company, the number of shares covered by each outstanding option and the price of each outstanding option will be proportionately adjusted.

     Subject to any required action by the shareholders, if the Company is a party to a merger or consolidation which does not result in a change of control of the Company, any option granted under the Plan will apply to the securities to which a holder of the number of shares of Common Stock subject to the option would have been entitled. If, however, the Company dissolves, liquidates, or is reorganized in a manner which results in a change in control of the Company, or in the event of a tender or exchange offer which results in a change in control of the Company, the Board or Committee will determine: (i) whether all or any part of the unexercised portion of any option outstanding under the Plan will terminate; (ii) whether the options will become immediately exercisable; or
(iii) whether such options may be exchanged for options covering securities of any surviving or resulting corporation, subject to the agreement of any such surviving or resulting corporation, on terms and conditions substantially similar to options under the Plan.

     Modification and Termination of the Plan. The Board of Directors may from time to time amend, alter, suspend, or discontinue the Plan or alter or amend (including any decrease of the option price by cancellation and substitution of options or otherwise) any and all options granted thereunder. However, the Board may not, without shareholder approval, alter the Plan so as to (i) materially increase the benefits accruing to participants under the Plan; (ii) materially increase the number of securities which may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan. Additionally, no amendment may affect any then outstanding options or unexercised portions thereof without the consent of the optionee. The termination date of the Plan will be extended from December 12, 2005, to December 12, 2012 except with respect to awards then outstanding.

     Special Provisions Applicable to Incentive Stock Options. The Board or the Committee will determine at the time of any option grant whether such option will be an incentive stock option intended to qualify under Section 422 of the Internal Revenue Code or a nonstatutory stock option. Options granted to Non-Employee Directors will not qualify as incentive stock options. Incentive stock options granted pursuant to the Plan will comply with all the previously mentioned provisions of the Plan modified by the following special terms and conditions:

          (i) Eligibility. Persons eligible to receive incentive stock options are employees (including officers and directors who are employees) of the Company or its subsidiaries only.

          (ii) Limitations on Aggregate Value of Shares Subject to Incentive Stock Options. The aggregate fair market value as of the date of the grant of shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year will not exceed $100,000.

          (iii) Term of Incentive Stock Options. Each Incentive stock option granted under the Plan will not be exercisable more than 10 years from the date the option is granted.

          (iv) Limitations for Certain Shareholders. Any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries may not receive an incentive stock option under the Plan, unless at the time the option is granted to such person the exercise price is at least 110% of the fair market value of the shares covered by the option and the option is not exercisable after the expiration of five years from the date of the grant.

     Federal Income Tax Consequences. An optionee receiving an option qualifying as an "incentive stock option" under Section 422 of the Internal Revenue Code will not recognize taxable income upon the grant or exercise of the option. Upon disposition of the shares acquired, the optionee will recognize a capital gain or loss based on the difference between the amount realized and the option price, assuming certain holding period requirements are satisfied and the shares are held as a capital asset. However, alternative minimum tax may be applicable. The Company will not receive any tax deduction in connection with the grant or exercise of an incentive stock option or, assuming the holding period requirements are satisfied, sale of the shares by an optionee.

     An optionee receiving a nonstatutory stock option will not recognize taxable income on the grant of an option, but will be deemed to have received ordinary income on the exercise of an option equal in amount to the difference between the fair market value of the shares acquired as of the date of exercise and the option price. The Company will be entitled to a tax deduction at the same time in the same amount. An optionee's tax basis in the shares acquired will be equal to the fair market value of the shares as of the date of exercise for purposes of measuring any gain or loss on subsequent disposition of the shares.

Summary of Award Activity Pursuant to the Plan

     The following table indicates as of April 4, 2003 the number of shares authorized for issuance under the Plan (including the proposed increase in the authorized number of shares), the aggregate number of shares subject to outstanding awards (net of cancellations), the number of shares issued pursuant to prior awards, and the number of shares available for future awards (including the proposed increase in the authorized number of shares):

                                 Subject to Outstanding                                    Available for Future
    Authorized (including             Awards (net of          Issued Pursuant to Prior   Awards (including proposed
     proposed increase)             cancellations) (1)                 Awards                     increase)
    ---------------------        -----------------------      -------------------------  ---------------------------
          3,000,000                     1,052,752                    791,998                     1,155,250

-----------------------

(1) Includes options to purchase 821,252 shares of Common Stock granted to executive officers and eligible employees of the Company at exercise prices ranging from $16.46 to $32.81 per share. The exercise prices of such options are 100% of the market value of the Common Stock on the date of grant. The expiration dates of such options range from April 2004 to March 2011. Of such options, 685,000 were granted to four executive officers of the Company and 136,252 were granted to a total of ten employees of the Company other than executive officers. Also includes 231,500 options granted to five Non-Employee Directors pursuant to the annual grant provisions described above at exercise prices ranging from $17.03 to $39.50 per share.

     Based on the closing sale price of the Common Stock as reported by the New York Stock Exchange on April 1, 2003 of $17.48 per share, the market value of the total number of shares of Common Stock previously issued pursuant to exercise of option awards under the Plan was $13.8 million, the market value of shares underlying outstanding awards under the Plan was $18.4 million and the market value of shares available for future awards (including the proposed increase in the number of shares authorized for issuance under the Plan) was $20.2 million.

Consequences of Non-Approval

     If the shareholders do not approve the proposed amendment of the Plan, no further awards will be made pursuant to the Plan after all existing available awards of 155,250 options are granted before the existing expiration date of December 12, 2005.

Recommendation

     Provided that the shareholders approve the proposed amendment of the Plan, the increased number of shares will be available for awards to all eligible participants in the Plan and the Plan will be extended. Except as described above in connection with the annual awards to Non-Employee Directors, the Board of Directors has not at this time considered or approved any future awards under the Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.


     The Board of Directors recommends that the shareholders for "FOR" the proposed amendment to increase the number of shares under the Stock Option Plan and to extend the termination date of the Stock Option Plan.


Fiscal 2002 Audit and Other Fees

     The firm of Grant Thornton LLP was originally engaged in September 2001 to serve as the Company's independent auditor and subsequently retained for the annual audit for the fiscal year ended December 31, 2002. The aggregate fees billed by Grant Thornton LLP for the annual audit of the Company's consolidated financial statements for the fiscal year 2002 and for reviews of the Company's interim financial statements included in Forms 10-Q for 2002 are set forth below under the caption Audit Fees. Grant Thornton LLP performed no services, and therefore no fees were billed by Grant Thornton LLP for financial information systems design and implementation, or for other professional services during fiscal 2002:

   Audit Fees......................................................  $   157,500
   Financial Information Systems Design and Implementation Fees....  $         -
   All Other Fees..................................................  $    22,350

     The Audit  Committee  has  considered  whether the  provision  of non-audit
services  by  Grant  Thornton  LLP  is  compatible  with   maintaining   auditor
independence.


                             AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2002, the Committee met five times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO and independent auditors prior to public release.

In discharging its oversight  responsibility as to the audit process,  the Audit
Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee intends to recommend reappointment of the independent auditors to the Board.

          Peter K. Grunebaum                       Martin H. Belsky
          Committee Chairman                       Committee Member


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

         The current executive officers of the Company are named below:
           Name                                 Position
----------------------       ---------------------------------------------------
Harland C. Stonecipher       Chairman of the Board of Directors, Chief Executive
                              Officer and President (since December 30, 2002)
Randy Harp                   Chief Operating Officer
Kathleen S. Pinson           Vice President of Regulatory Compliance
Steve Williamson             Chief Financial Officer

     For  descriptions  of  the  business   background  and  other   information
concerning Mr. Stonecipher and Mr. Harp, see "Election of Directors" above.

Kathleen S. Pinson
     Ms. Pinson was named Controller of the Company in May 1989 and has been a Vice President of the Company since June 1982. Ms. Pinson served on the Board of Directors from April 1990 until August 2002 when she resigned from the Board of Directors together with three other directors as part of a corporate governance initiative to have outside directors comprise the majority of the Board. Ms. Pinson has been employed by the Company since 1979 and currently serves as Vice President of Regulatory Compliance. Ms. Pinson is a Certified Public Accountant.

Steve Williamson
     Mr. Williamson was named Chief Financial Officer of the Company in May 2000. From April 1997 until his employment with the Company in March 2000, Mr. Williamson served as the Chief Financial Officer of Peripheral Enhancements, Inc., an electronic memory assembly company. Prior to April 1997, Mr. Williamson served as Director in Charge of Banking Practice for Horne & Company, a public accounting firm. Mr. Williamson is a Certified Public Accountant.

Executive Compensation

     The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during the years ended December 31, 2002, 2001 and 2000 to the chief executive officer and to each other person serving as an executive officer of the Company as of December 31, 2002 (or former executive officers) whose compensation exceeded $100,000 during 2002. Such individuals are referred to herein as the "named executive officers."

                           Summary Compensation Table

                                                                          Long Term
                                            Annual Compensation(1)      Compensation

                                                                         Securities
                                                                         Underlying          All Other
  Name and Principal Position      Year     Salary       Bonus (2)         Options        Compensation (3)
-------------------------------    ----     --------     ----------     -------------     ----------------

Harland C. Stonecipher.........    2002     $160,789     $2,011,785        100,000            $11,404
   Chairman of the Board and       2001      157,755      1,473,556        100,000             11,740
   Chief Executive Officer         2000      157,755      1,230,297        100,000             11,970

Wilburn L. Smith...............    2002            -      2,483,260              -              7,135
   Former President (until         2001            -      1,967,795              -              7,110
   December 30, 2002)              2000            -      1,562,532              -              5,250

Randy Harp.....................    2002      233,654              -         50,000              8,800
   Chief Operating Officer         2001      167,019         32,500         80,000              5,282
                                   2000      145,196         40,000         50,000              7,575

Kathleen S. Pinson.............    2002      130,095              -          5,000              5,300
   Vice President of Regulatory    2001      110,613         12,500          5,000              5,282
   Compliance                      2000      100,763          9,000          5,000              3,900

Steve Williamson...............    2002      120,384          5,414          5,000              3,774
   Chief Financial Officer         2001       99,365          7,500         15,000              1,740

---------------

(1) Annual compensation amounts include amounts deferred at the election of the named individuals pursuant to a non-qualified deferred compensation plan adopted by the Company in 2002.

(2) Bonus to Mr. Stonecipher consists of override commissions earned by Mr. Stonecipher pursuant to his employment agreement with the Company of $240,000 during each of 2002, 2001 and 2000, and override commissions earned by Mr. Stonecipher with respect to commissions earned by PPL Agency, Inc., a Company affiliated insurance agency, of $57,932, $56,576 and $50,467 during 2002, 2001 and 2000, respectively. The bonus amount also includes $1,176,980 and $939,830 during 2001 and 2000, respectively, representing a payment of $10 for each marketing associate who participated in the Company's "Fast Start to Success" training program that commenced in January 1997. Effective August 2002, and in lieu of the $10 fee, Mr. Stonecipher began receiving one-half of one percent of collected membership fees and, accordingly, the 2002 bonus amount includes $1,033,340 of Fast Start bonuses and $680,513 of membership fee bonuses. See "Executive Compensation and Other Information-Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Certain Relationships and Related Transactions."

     Bonus to Mr. Smith consists of override commissions and other fees paid with respect to commissions earned by, and new sales associate sponsorships within, the Company's multilevel marketing sales force. The amounts indicated for Mr. Smith do not include any amounts received by Mr. Smith as a result of his equity ownership in certain entities which are not affiliated with the Company but which are engaged in the marketing of the Company's legal service memberships and earn commissions from sales of memberships. See "Certain Relationships and Related Transactions."

     Bonus to Mr. Williamson during 2002 pertained to the completion of a transaction related to the sale of a subsidiary and bonuses to Messrs. Harp and Williamson and Ms. Pinson during 2001 and 2000 consisted of performance bonuses based upon the achievement by the Company of certain earnings per share goals.

(3) All Other Compensation of Mr. Stonecipher includes $4,972, $5,331 and $5,660 for the years 2002, 2001 and 2000, respectively, relating to the time value of premiums paid pursuant to a certain split dollar life insurance agreement that provides for such premiums to be refunded to the Company upon Mr. Stonecipher's death, and also includes $6,432, $6,409 and $6,310 for the years 2002, 2001 and 2000, respectively, representing vested contributions by the Company to the Employee Stock Ownership and Thrift Plan and Trust (the "ESOP").

     All Other Compensation of Messrs. Smith, Harp and Williamson and Ms. Pinson consists of vested contributions by the Company to the ESOP.

     The following table contains information concerning the grant of stock options during the year ended December 31, 2002 under the Company's Stock Option Plan to each of the named executive officers who received option grants during such year.



                        Option Grants in Last Fiscal Year
                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                      Price Appreciation For
                                 Individual Grants                                        Option Term (3)
------------------------------------------------------------------------------------- -----------------------
                                           % of Total
                              Number of      Options
                             Securities    Granted to
                             Underlying     Employees    Exercise or
                               Options      in Fiscal     Base Price   Expiration
           Name              Granted (1)      Year       ($/Sh) (2)       Date           5%            10%
-------------------- ---------------------- ---------- -------------- -------------- ----------- -------------
Harland C. Stonecipher         100,000         20.0%        $24.20      5/31/2007      $668,601    $1,477,434
Randy Harp                      50,000         10.0          24.20      5/31/2007       334,301       738,717
Kathleen S. Pinson               5,000          1.0          24.20      5/31/2007        33,430        73,872
Steve Williamson                 5,000          1.0          24.20      5/31/2007        33,430        73,872
-----------------



(1) All options granted to the named executive officers during 2002 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the market price per share of the Common Stock on the date of grant. The options granted to Mr. Stonecipher and Mr. Harp were immediately exercisable as of the date of grant as to one-fourth of the shares covered thereby and became exercisable in additional one-fourth increments on June 1, September 1, and December 1, 2002. The options granted to Ms. Pinson and Mr. Williamson become exercisable in one-half increments beginning one year after the grant date. The options expire if not exercised five years after the date of grant.

(2) Exercise price of the options must be paid in cash or, if the Board of Directors so permits, by tender of shares of Common Stock or other property, or by a combination of such means of payment.

(3) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation of the Company's Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.




                 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                                                            Number of Securities                 Value of
                                                           Underlying Unexercised        Unexercised In-the-Money
                                                                 Options at                     Options at
                                                             December 31, 2002            December 31, 2002 (1)
                             Acquired          Value     ---------------------------    ---------------------------
           Name            on Exercise       Realized    Exercisable   Unexercisable    Exercisable   Unexercisable
-------------------------  -----------      ----------   -----------   -------------    -----------   --------------
Harland C. Stonecipher        100,000       $1,265,000     500,000              -       $1,181,500      $       -
Randy Harp                     50,000          636,000     256,000         24,000          632,750        168,000
Kathleen S. Pinson              5,000           45,250      12,500          7,500           24,725         34,350
Steve Williamson                 -               -          19,500         10,500           38,350         80,350
----------------------------


(1)  Value  of  unexercised   in-the-money  options  at  December  31,  2002  is
     calculated based on the market price per share of Common Stock of $26.20 per share on December 31, 2002 less the option exercise price.


Equity Compensation Plans

     The following table provides information with respect to the Company's equity compensation plans as of December 31, 2002, (other than its tax qualified Employee Stock Ownership Plan designed to provide retirement benefits).

                                                                                            Number of securities
                                                                                          remaining available for
                                        Number of securities                               future issuance under
                                          to be issued upon        Weighted average      equity compensation plans
                                             exercise of           exercise price of       (excluding securities
                                        outstanding options,     outstanding options,          reflected in
                                         warrants and rights      warrants and rights           column (a))
            Plan Category                        (a)                     (b)                        (c)
------------------------------------    --------------------     --------------------    -------------------------
Equity compensation plans approved
  by security holders (1)...........            1,192,752                 $26.69                  15,250 (1)
Equity compensation plans not
  approved by security holders (2)..              305,640                  23.72                       - (2)
                                        --------------------     --------------------    -------------------------
Total...............................            1,498,392                 $26.09                  15,250
                                        --------------------     --------------------    -------------------------
-----------

(1) These stock options have been issued pursuant to the Company's Stock Option Plan which has been approved by security holders.

(2) These stock options have been issued to the Company's Regional Vice Presidents ("RVPs") in order to encourage stock ownership by its RVPs and to increase the proprietary interest of such persons in its growth and financial success. These options have been granted periodically to RVPs since 1996. Options are granted at fair market value at the date of the grant and are generally immediately exercisable for a period of three years or within 90 days of termination, whichever occurs first. There were 244,679, 131,288 and 90,892 total options granted to RVPs in the years ended December 31, 2002, 2001 and 2000, respectively. The Company has not adopted any limit for the number of options that may be granted to RVPs.



Employment Contracts and Termination of Employment and Change-in-Control
 Arrangements

     The Company has an employment agreement with Mr. Stonecipher that commenced in January 1993, and, unless sooner terminated, expires on June 30, 2003. The agreement will be automatically extended for successive one-year periods unless either party elects to terminate at least 30 days prior to the expiration date. Under the terms of the employment agreement, Mr. Stonecipher is to receive compensation as determined by the Board of Directors but not less than $157,755 per year. In addition to his annual salary, Mr. Stonecipher also is entitled to receive a supplemental retirement benefit in the amount of $26,000 per year payable on the first day of the month following his termination of employment and annually thereafter until the earlier of his death or the date upon which ten such payments have been made. Mr. Stonecipher must meet certain minimal conditions subsequent to the termination of his employment in order to receive such payments. The Company's obligation for supplemental retirement benefits pursuant to the employment agreement is subject to the continuation of a certain split dollar life insurance agreement between the Company and Shirley A. Stonecipher, Mr. Stonecipher's wife, described below. If the Company terminates the employment agreement for any reason (other than Mr. Stonecipher's death) or Mr. Stonecipher terminates the agreement for certain specified events including a change of control of the Company (as defined in the agreement), the Company is required to pay Mr. Stonecipher a lump sum payment equal to the present value (using a 3% discount rate) of the remaining salary and retirement benefits throughout the term of the agreement.

     Pursuant to an agreement with the Company, Mr. Stonecipher is also entitled to an override commission, payable monthly, in an amount equal to $.025 per active membership as compensation for his efforts in assisting in the growth and development of new production for the Company and its subsidiaries. The agreement provides that the amount of the commissions shall in no event exceed $20,000 per month. The payment of such commissions to Mr. Stonecipher continues during his lifetime and after his death to his designated beneficiaries and their successors. The agreement requires that Mr. Stonecipher devote reasonable efforts to the generation of new membership sales for the Company. The amounts paid to Mr. Stonecipher under this agreement during the fiscal year ended December 31, 2002 are reflected in the summary compensation table set forth above. Mr. Stonecipher has deferred payments under this agreement of $63,176 at December 31, 2002. Mr. Stonecipher also receives a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee for the Company. See "Certain Relationships and Related Transactions." Such amounts paid to Mr. Stonecipher are also reflected in the summary compensation table set forth above.

     Commencing in January 1997, the Company implemented its "Fast Start to Success" program pursuant to which electing marketing associates may participate in Company-sponsored sales training programs, including use of a video and other training aides developed by the Company. The cost to each marketing associate for participation in the program is typically $249, except for special promotions the Company implements from time to time. Mr. Stonecipher received a payment of $10 for each marketing associate who participated in the program until August 2002 at which time this form of compensation ceased and was replaced by one-half of one percent (.5%) of Membership premiums collected. Such amounts paid to Mr. Stonecipher are reflected in the summary compensation table set forth above. Mr. Stonecipher has deferred payments under this agreement of $134,279 at December 31, 2002. In January 2003, the Board of the Company approved a modification in this compensation arrangement for 2003 to provide for Mr. Stonecipher to receive a monthly commission of one-quarter of one percent (0.25%) of monthly Membership premiums so long as monthly Membership premiums are at least 85% of the comparable month of the prior year and a quarterly commission of one-quarter of one percent (0.25%) of quarterly Membership premiums so long as quarterly Membership premiums exceed Membership premiums for the comparable quarter of the prior year.

     In July 1984, the Company entered into a life insurance arrangement with Shirley A. Stonecipher, Mr. Stonecipher's wife, whereby the Company agreed to pay premiums on a life insurance policy covering Mr. Stonecipher. The face amount of the policy is $600,000 and Mrs. Stonecipher is the owner and beneficiary. Mrs. Stonecipher has an agreement with the Company whereby upon Mr. Stonecipher's death, the proceeds of the policy will be paid to the Company in an amount sufficient to reimburse premiums paid to date by the Company and any supplemental retirement payments made pursuant to his employment contract. This agreement is secured by a collateral assignment of the policy proceeds.

     In November 2002, the Company adopted a deferred compensation plan, which permits executive officers to defer receipt of a portion of their compensation. Deferred amounts accrue hypothetical returns based upon investment options selected by the participant. Deferred amounts are paid in cash based on the value of the investment option and are generally payable following termination of employment in a lump sum or in installments as elected by the participant, but the plan permits on demand distributions, which are subject to a 10% penalty, and provides for financial hardship distributions, distributions in the event of total disability or death and distributions upon a change in control. The plan also provides for a death benefit of $500,000 for each participant. Although the plan is unfunded and represents an unsecured liability of the Company to the participating officers, the Company has purchased company-owned variable life insurance policies insuring the lives of the group of participants to finance its obligations under the plan. Such life insurance was purchased subsequent to December 31, 2002. As of December 31, 2002, the Company had a deferred compensation liability for Mr. Stonecipher, Mr. Harp, Ms. Pinson, Mr. Williamson and Mr. Smith (the Company's former President) in the amounts of $258,249, $5,192, $1,923, $1,846 and $40,095, respectively.


Board of Director Interlocks and Insider Participation in Executive Compensation
 Decisions

     The Board of Directors of the Company is responsible for establishing compensation of Harland C. Stonecipher, Chairman, Chief Executive Officer and President of the Company. The Board of Directors formed a compensation committee during 2002 as described above and recommended that Mr. Stonecipher accept one-half of one percent (.5%) of Membership premiums collected in lieu of the $10 payment for each associate that participated in the Fast Start to Success training program. Mr. Stonecipher's cash compensation for 2002 was determined pursuant to his employment agreement and other arrangements with the Company approved by the Board of Directors prior to 2002, as amended by the Compensation Committee's recommendation described above. However, during 2002, the Board of Directors approved the grant of stock options to Mr. Stonecipher, Randy Harp, Steve Williamson and Kathleen S. Pinson, each executive officers and directors of the Company, for the purchase of 100,000, 50,000, 5,000 and 5,000 shares, respectively, under the Company's Stock Option Plan. Messrs. Stonecipher, Smith and Harp and Ms. Pinson participated in the deliberations of the Board of Directors with respect to such stock option grants.


Report On Executive Compensation

     As previously indicated, the Board of Directors of the Company (the "Board") is responsible for establishing compensation of Harland C. Stonecipher, the Chairman, Chief Executive Officer and President. The Board formed a compensation committee during 2002. The compensation committee was designed to evaluate and recommend the compensation of the executive officers of the Company to assure they are compensated effectively in a manner consistent with the overall objectives of the Company and to communicate the Company's compensation policies and the reasoning behind such policies to shareholders. The compensation committee met one time during 2002 and recommended a change in the compensation structure of Mr. Stonecipher but did not recommend any changes to the compensation of any other executive officer.

     The base salary of Mr. Stonecipher for 2002 was as provided in his employment agreement with the Company entered into in 1993. The principal terms of his employment agreement are described elsewhere herein. See "Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The level of base salary for Mr. Stonecipher in the employment agreement was determined through negotiations with Mr. Stonecipher at the time the employment agreement was entered into, and the base salaries of the other executive officers of the Company for 2002 were determined by Mr. Stonecipher based upon his assessment of the respective executive officer's performance and potential contribution to the Company's financial and operational objectives.

     Pursuant to his employment agreement, Mr. Stonecipher receives a monthly override commission of $.025 per active membership, subject to certain limitations, and a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee of the Company. During
2002, Mr. Stonecipher earned $297,932 pursuant to these commission-based incentive compensation arrangements. These arrangements foster the goals of the Company's compensation policy by linking a significant portion of the chief executive officer's annual compensation to the level of revenues derived from active memberships, thereby creating strong financial incentives to the chief executive officer for the continued growth of the Company's membership base. During 2002, new membership sales increased 6% to 773,767 compared to 728,295 during 2001, and active memberships in force of 1,382,306 at December 31, 2002 increased 11% compared to 1,242,908 memberships in force at December 31, 2001. Over the last five years, the compounded growth rate of the Company's active membership base has exceeded 25% per year and earnings per share has grown from $.48 per share to $1.82 per share for 2002.

     During 1997, the Company  implemented its "Fast Start to Success"  program.
The "Fast Start to Success" program is a Company-sponsored field training program for the Company's marketing associates that utilizes audio, video and other training aides developed by the Company and is designed to increase new memberships sold and new sales associates recruited per participating associate. Participating associates are required to pay the Company a one-time training fee to offset the Company's direct and indirect costs incurred in developing and maintaining the program. Mr. Stonecipher received a payment from the Company of $10 for each marketing associate who participated in the "Fast Start to Success" program through July 2002 and such payments totaled $1,033,340 during 2002. Mr. Stonecipher was instrumental in the conception and development of the program, which the Board believes has enhanced the Company's marketing efforts and contributed to the growth of new membership sales during 2002. Beginning in August 2002 and in lieu of the $10 for each Fast Start participant, Mr. Stonecipher began receiving one-half of one percent (.5%) of Membership premiums collected. This change in Mr. Stonecipher's compensation was designed to more closely link his compensation with realized membership revenues. Another change in this arrangement was made for 2003 as described above to tie the compensation based on percentage of premiums to the achievement of specified thresholds of total membership premiums in 2003 compared to membership premiums in 2002.

     The Company maintains a Stock Option Plan (the "Plan") pursuant to which the Board may grant options to purchase Common Stock to directors and employees of the Company, including the executive officers. The exercise price of options granted under the Plan may not be less than the fair market value per share of Common Stock on the date of grant. In authorizing option awards under the Plan to executive officers, the Board considers various factors including the recommendation of the Chairman, the relative responsibilities of the optionee, the Board's subjective evaluation of the optionee's performance, and the optionee's relative equity interest in the Company in the form of stock and options. The Board granted options during 2002 to the Company's executive officers as follows: Harland C. Stonecipher - 100,000; Randy Harp - 50,000, Steve Williamson - 5,000 and Kathleen S. Pinson - 5,000. The Board considers stock options to be an important element of the Company's incentive compensation policies and anticipates that additional options will be granted to certain executive officers during 2003.

     In 2002, the Company adopted a deferred compensation plan for its executive officers as described under "Executive Contracts and Termination of Employment and Change-in-Control Arrangements." This plan is intended to supplement the Company's existing tax-qualified retirement plans to provide the participants with improved long-term retirement security.

     Section 162(m) of the Internal Revenue Code provides that the Company may be limited in deducting annual compensation in excess of $1 million paid to certain executive officers. The Board of Directors has considered the effect of
Section 162(m) on the Company's compensation program. The deferred compensation plan was adopted in 2002 in part to be responsive to the limitations of Section 162, to permit the deferral of compensation that would not otherwise be deductible under Section 162. In certain circumstances it may be in the best interests of the Company and its shareholders to retain the flexibility to pay compensation that may not be deductible under Section 162.

     The preceding report is presented by each of the current members of the Board of Directors.

 Harland C. Stonecipher        Randy Harp          Martin H. Belsky
    John W. Hail           Peter K. Grunebaum



Shareholder Return Performance Graph

     The following graph compares the cumulative total shareholder returns of the Company's Common Stock during the five years ended December 31, 2002 with the cumulative total shareholder returns of the Russell 2000 Index and the Media General Personal Services industry index. The comparison assumes an investment of $100 on January 1, 1998 in each of the Company's Common Stock, the Russell 2000 Index and Media General's Personal Services industry index and that any dividends were reinvested.


                Comparison of Cumulative Total Return of Company,
                      Russell 2000 Index and Industry Index

                              [GRAPH APPEARS HERE]

                                                               FISCAL YEAR ENDING

                                        1997        1998        1999        2000        2001        2002
                                        ----        ----        ----        ----        ----        ----
Pre-Paid Legal Services, Inc.           100.00       96.53       70.20       74.59       64.06       76.64
Personal Services Index                 100.00      102.69       46.71       43.55       71.00       68.78
Russell 2000 Index                      100.00       97.20      116.24      111.22      112.36       88.11




                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company by each person (other than directors and executive officers of the Company) known by the Company to be the beneficial owner of more than five percent of the issued and outstanding Common Stock. The information is based on Schedules 13D or 13G filed by the applicable beneficial owner with the Securities and Exchange Commission or other information provided to the Company by the beneficial owner.

                 Security Ownership of Certain Beneficial Owners
                                                                           Beneficial Ownership
                                                                        --------------------------
                                                                          Number         Percent
                                                                            of              of
               Name and Address of Beneficial Owner                       Shares          Claim
               ------------------------------------                     -------------   ----------
Thomas W. Smith
    323 Railroad Avenue
    Greenwich, CT  06830.........................................       4,038,951 (1)       22.7

Thomas N. Tryforos
    323 Railroad Avenue
    Greenwich, CT  06830.........................................       2,845,503  (1)      16.0
Scott Vassalluzzo
    323 Railroad Avenue
    Greenwich, CT  06830.........................................       2,800,700  (1)      15.7
---------------------

(1) Included in the shares of Common Stock indicated as beneficially owned by Thomas W. Smith ("Smith"), Thomas N. Tryforos ("Tryforos") and Scott
     Vassalluzzo ("Vassalluzzo") are 2,780,600 shares as to which they have shared voting and shared dispositive power. In addition, Smith beneficially owns 1,258,351 shares of Common Stock as to which he has sole voting and dispositive power, Tryforos beneficially owns 64,903 shares of Common Stock as to which he has sole voting and dispositive power and Vassalluzzo beneficially owns 20,100 shares of Common Stock as to which he has sole voting and dispositive power. Of the shares indicated as beneficially owned by Smith, Tryforos and Vassalluzzo, 3,138,951, 2,785,103 and 2,791,600 shares in the aggregate, respectively, are beneficially owned in their capacities as investment managers for certain managed accounts.

     The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company as of April 4, 2003 by (a) each director or nominee for director of the Company, (b) each of the named executive officers, and (c) all of the directors, nominee and named executive officers of the Company as a group.

                       Security Ownership of Directors, Nominee and Named Executive Officers

                                                                               Beneficial Ownership (1)
                                                                             ------------------------------
                                                                                Number of        Percent of
          Name of Director, Nominee or Named Executive Officer                   Shares             Class
          ----------------------------------------------------               ---------------     ----------
Harland C. Stonecipher
    321 East Main Street, Ada, Oklahoma 74820..........................      1,616,619   (2)         8.8
Randy Harp.............................................................        255,492   (3)         1.4
Kathleen S. Pinson.....................................................         78,646   (4)          *
Peter K. Grunebaum.....................................................         46,200   (5)          *
John W. Hail...........................................................         53,912   (6)          *
Martin H. Belsky.......................................................         44,350   (7)          *
Steve Williamson.......................................................         22,636   (8)          *
Steven R. Hague........................................................              -                -
Wilburn Smith..........................................................        106,217   (9)          *
All directors, nominees and executive officers as a group (9 persons)..      2,224,072   (10)       11.9

--------------------
* Less than 1%.

(1) Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) Included in the shares of Common Stock indicated as beneficially owned by Mr. Stonecipher are (i) 1,147,325 shares as to which he has shared voting and shared dispositive power with his wife; (ii) 50,000 shares issuable upon exercise of outstanding options held by his wife earned during the time she was a member of the Board of Directors; (iii) 19,294 shares owned under the ESOP as to which Mr. Stonecipher has sole voting power, but shared dispositive power; and, (iv) 400,000 shares issuable to Mr. Stonecipher upon exercise of outstanding options.

(3) Includes 17,442 shares owned under the ESOP as to which Mr. Harp has sole voting power, but shared dispositive power, and 212,000 shares issuable upon exercise of outstanding options.

(4) Includes 19,285 shares owned under the ESOP as to which Ms. Pinson has sole voting power, but shared dispositive power, and 12,500 shares issuable upon the exercise of outstanding options. Also, includes 3,254 shares owned under the ESOP by Ms. Pinson's husband, also an employee of the Company, as to which he has sole voting power, but shared dispositive power. Ms. Pinson disclaims beneficial ownership of shares that are owned by her husband.

(5)  Includes 42,500 shares issuable upon exercise of outstanding options.

(6) Includes 500 shares owned by a corporation that Mr. Hail controls and 52,500 shares issuable upon exercise of outstanding options.

(7)  Includes 44,000 shares issuable upon exercise of outstanding options.

(8) Includes 746 shares owned under the ESOP as to which Mr. Williamson has sole voting power, but shared dispositive power, and 21,500 shares issuable upon exercise of outstanding options.

(9) Includes 35,351 shares owned under the ESOP as to which Mr. Smith has sole voting power, but shared dispositive power. Mr. Smith is included in this ownership table because he was an executive officer during 2002 until his resignation as President on December 30, 2002 to devote more time to membership sales and recruiting.

(10) Includes 835,000 shares issuable upon exercise of outstanding options and 95,372 shares owned under the ESOP as to which the respective executive officers and directors have sole voting power, but shared dispositive power.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Chairman, Harland C. Stonecipher, is the owner of PPL Agency, Inc. ("Agency"). The Company has agreed to indemnify and hold harmless the Chairman for any personal losses incurred as a result of his ownership of this corporation and any income earned by Agency accrues to the Company. The Company provides management and administrative services for Agency, for which it receives specified management fees and expense reimbursements.

     Agency's financial position and results of operations are included in the Company's financial statements on a combined basis. Agency earned commissions, net of amounts paid directly to its agents by the underwriter, during 2002, 2001 and 2000 of $138,000, $121,000 and $122,000, respectively, through its sales of insurance products of an unaffiliated company. Agency had net income of $33,000, $16,000 and $12,000 for the years ended December 31, 2002, 2001 and 2000, respectively after incurring commissions earned by the Chairman of $58,000, $57,000 and $50,000, respectively, and annual management fees paid to the Company of $36,000 for 2002, 2001 and 2000.

     Mr. Stonecipher and his wife, Shirley A. Stonecipher, own Stonecipher Aviation LLC ("SA") and Mr. and Mrs. Stonecipher together with Wilburn L. Smith, National Marketing Director and formerly President and a director of the Company, own S & S Aviation LLC ("S&SA"). The Company has agreed to reimburse SA and S&SA for certain expenses pertaining to trips made by Company personnel for Company business purposes using aircraft owned by SA and S&SA. Such reimbursement represents the pro rata portion of direct operating expenses, such as fuel, maintenance, pilot fees and landing fees, incurred in connection with such aircraft based on the relative number of flights taken for Company business purposes versus the number of other flights during the applicable period. No reimbursement is made for depreciation, capital expenditures or improvements relating to such aircraft. During 2002, the Company paid $397,000, to SA as reimbursement for such transportation expenses. The Company paid $436,000 to S&SA during 2002 as reimbursement for such transportation expenses. The Company expects to make similar reimbursements in 2003.

     Mr. Smith had loans from the Company made in December 1992, December 1996 and October 1998. The largest aggregate balance of the loans during the year ended December 31, 2002 was $521,000. These loans were fully repaid during 2002 including interest of $24,100. Mr. Smith also owns corporations or partnerships not affiliated with the Company but engaged in the marketing of the Company's legal service memberships and which earn commissions from sales of memberships. These entities earned commissions of $15,000, during 2002, of which $9,000 was net of amounts passed through as commissions to their sales agents.

     Randy Harp, Chief Operating Officer and a director of the Company, had loans from the Company made in 2000 and 2002, including an advance of $489,000 during 2002. The largest aggregate balance of the loans during the year ended December 31, 2002 was $1.0 million. These loans were fully repaid during 2002 including interest of $105,200.

     John W. Hail, a director of the Company, served as Executive Vice President, Director and Agency Director of the Company from July 1986 through May 1988 and also served as Chairman of the Board of Directors of TVC Marketing, Inc., which was the exclusive marketing agent of the Company from April 1984 through September 1985. Pursuant to agreements between Mr. Hail and the Company entered into during the period in which Mr. Hail was an executive officer of the Company, Mr. Hail receives override commissions from renewals of certain memberships initially sold by the Company during such period. During 2002, such override commissions on renewals totaled $87,000. Mr. Hail also owns interests ranging from 12% to 100% in corporations not currently affiliated with the Company, including TVC Marketing, Inc., but which were engaged in the marketing of the Company's legal service memberships and which earn renewal commissions from memberships previously sold. These entities earned renewal commissions of $526,000 during 2002, of which $266,000 was net of amounts passed through as commissions to their sales agents. The Company expects similar commissions will be paid in 2003.


                COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons during 2002. Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that during 2002 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met.


                                     VOTING

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. All other matters properly brought before the Annual Meeting, including the proposal to amend the Stock Option Plan will be decided by a majority of the votes cast on the matter, unless otherwise required by law

     Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors or "abstain" with respect to the Stock Option Plan will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with respect to the proposed amendment to the Stock Operation Plan will have the same effect as if they were voted against approval. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

     Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP served as the Company's independent accountants for the year ended December 31, 2002. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     As previously reported, on August 1, 2001, the Company and its former independent auditor, Deloitte & Touche LLP ("Deloitte"), reached a mutual agreement to cease their client-auditor relationship. Deloitte's reports on the Company's financial statements for 1999 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle. The mutual agreement to cease the client-auditor relationship was approved by the Company's audit committee of the Board of Directors.

     During the Company's two most recent fiscal years and the subsequent interim period preceding the mutual agreement to cease the client-auditor relationship there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in connection with its report, except as described in the following paragraph.

     On July 30, 2001, the Company publicly announced that, although it believed its historical accounting policies for commission advance receivables were in compliance with generally accepted accounting principles ("GAAP"), it had decided not to further contest the SEC's conclusion that the Company's advance commission payments should be expensed over the one month term of the Company's legal plan membership contracts. Accordingly, the Company announced that it would amend its previously filed SEC reports to restate its financial statements to reflect the SEC's conclusion. In addition, the Company prepared its interim financial statements for the three- and six-month periods ended June 30, 2001, in accordance with the revised accounting policy reflecting the SEC's conclusion. Deloitte informed the Company and publicly announced that Deloitte continues to believe that the Company's historical accounting for commission advances was correct and in compliance with GAAP, that Deloitte respectfully disagrees with the SEC staff's interpretation of GAAP in this case and the SEC's decision to require that the Company restate its financial statements, and that Deloitte is therefore unable to render an unqualified opinion with respect to the Company's restated financial statements. Deloitte previously issued an unqualified opinion on the December 31, 2000 financial statements contained in the Company's Form 10-K and issued unqualified opinions for each of the previous six years. Because an unqualified opinion is necessary for the Company to be in compliance with the SEC reporting requirements and Deloitte is unable to render such an opinion, the Company had no choice but to seek another auditor. Accordingly, Deloitte and the Company, after discussion of these issues with the Company's audit committee, agreed to cease the client-auditor relationship. The Company authorized Deloitte to respond fully to the inquiries of the Company's successor accountant concerning this matter.

     Except for the matter described in the preceding paragraph, during the Company's two most recent fiscal years and the subsequent interim period preceding the mutual agreement to cease the client-auditor relationship there were no "reportable events" as defined in Item 304 of Regulation S-K promulgated by the SEC.

     The Company engaged Grant Thornton LLP as its new independent accountants as of September 17, 2001. During the two most recent fiscal years prior to, and through, September 17, 2001, the Company did not consult with Grant Thornton LLP regarding (i) the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was the subject of a disagreement or reportable event with the former auditor except as described in the following paragraph.

         As described above, the Company and Deloitte, its former auditor, agreed to cease the client-auditor relationship after the Company decided not to further contest the SEC's conclusion that the Company's advance commission payments should be expensed over the one month term of the Company's legal plan membership contracts. The Company provided Grant Thornton LLP copies of all correspondence with, and from, the SEC regarding the accounting for advance commission payments. Based on review of this correspondence and discussions with the Company, Grant Thornton LLP advised the Company that expensing advance commission payments over the one-month term of the Company's legal membership contracts is acceptable under accounting principles generally accepted in the United States of America.


                          ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report to Shareholders for the year ended December 31, 2002, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.


                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission is available without charge to any shareholder of the Company who requests a copy in writing from the Company, Attn.: Janice Stinson, Investor Relations, P. O. Box 145, Ada, Oklahoma 74821-0145.


                            PROPOSALS OF SHAREHOLDERS

     The Board of Directors will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. Such proposals must comply with the applicable requirements of the Securities and Exchange Commission and the Company's bylaws. Under the Company's bylaws, a notice of intent of a shareholder to bring any matter before a meeting shall be made in writing and received by the Secretary of the Company not more than 150 days and not less than 90 days in advance of the annual meeting or, in the event of a special meeting of shareholders, such notice shall be received by the Secretary of the Company not later than the close of the fifteenth day following the day on which notice of the meeting is first mailed to shareholders. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter; (b) a representation that the shareholder is a registered holder of the Company's voting stock and intends to appear in person or by proxy at the meeting to bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors of the Company; and (d) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as a director of the Company, if elected. All shareholder proposals should be sent to the Secretary of the Company at P.O. Box 145, Ada, Oklahoma 74821-0145.

     A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in the Company's proxy statement relating to the 2004 Annual Meeting must be received no later than December 12, 2003. To be considered for presentation at the 2004 Annual Meeting, although not included in the Proxy Statement for such meeting, a proposal must be received within the time period set forth in the Company's bylaws as described above. In addition, the proxy solicited by the Board of Directors for the 2004 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2004 Annual Meeting unless the Company is provided with notice of such proposal no later than ninety days prior to the date of the 2004 annual meeting.

                                  OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of the Board of Directors of the Company.


                             YOUR VOTE IS IMPORTANT!
You can vote one of three ways:
1.       Vote by Telephone.
2.       Vote by Internet.
3.       Vote by Mail.

                                VOTE BY TELEPHONE
Your Telephone vote is quick, easy and immediate. Just follow these easy steps:
1.       Read the accompanying Proxy Statement.
2. Using a Touch-Tone Telephone, call Toll Free 1-800-758-6973 and follow the instructions.
3. When instructed, enter the Control Number, which is printed on the lower right-hand corner of the back-side of your proxy card.
4.       Follow the simple recorded instructions.
Please note that all votes cast by Telephone must be made prior to 5:00 p.m. Central Time, May 27, 2003.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card.

       If you vote by telephone, please do not return your proxy by mail.

                                VOTE BY INTERNET
Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:
1.       Read the accompanying Proxy Statement.
2. Visit our Internet voting site at http://www.eproxyvote.com/ppd and follow the instructions on the screen.

Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, May 27, 2003.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

     If you vote by Internet, please do not return your proxy card by mail.

                                  VOTE BY MAIL
To vote by mail, read the accompanying Proxy Statement then complete, sign and date the proxy card below. Detach the card and return it in the envelope provided herein.

  IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, DETACH PROXY CARD AND RETURN.

                                      PROXY

                          PRE-PAID LEGAL SERVICES, INC.
               Proxy Solicited on Behalf of the Board of Directors
     Annual Meeting of the Shareholders to be held on Thursday, May 29, 2003

     The undersigned shareholder of Pre-Paid Legal Services, Inc., an Oklahoma corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 14, 2003, and hereby appoints Randy Harp and Kathleen S. Pinson, or either of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Shareholders of the Company, to be held in the Seminar Center at Pontotoc Technology Center at 601 West 33rd Street in Ada, Oklahoma, on Thursday, May 29, 2003, at 1:00 p.m., local time, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.
     (1) Election of  directors:
          ____ FOR all nominees listed below  (except as  indicated).
          ____ WITHHOLD  AUTHORITY to vote for all nominees listed below.

     If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.

                          John W. Hail     Steven R. Hague

     (2) Approval of amendment to increase number of shares under the Stock Option Plan from 2,000,000 to 3,000,000 shares and extend the termination date of the Stock Option Plan to December 12, 2012.
          ____     FOR          ____     AGAINST            ____     ABSTAIN

     (3) In their discretion, upon such matters as may properly come before the meeting or any adjournment or adjournments thereof.
  PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.



     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL LISTED IN ITEM 2. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT FOR ELECTION AS A DIRECTOR IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE
     RECOMMENDATIONS OF THE BOARD ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEES AS THE BOARD MAY RECOMMEND.

                                   DATED:   ___________________________, 2003
                                   Printed Name(s) of Shareholder(s)

                                   Signature(s):     ___________________________

                                                     ___________________________

(Please sign exactly as name appears on the proxy card. If shares are held jointly, only one holder is required to sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, limited liability company or other entity, please sign in the name of the entity by an authorized person).